Exhibit 10.15

EXECUTION COPY

AMENDMENT TO SPECIAL BONUS AGREEMENT

This Amendment is effective as of the 25th day of July, 2013, and is between Union Square Hospitality Group, LLC, a New York limited liability company (the “Company”), and Randall Garutti (the “Executive”).

BACKGROUND

WHEREAS, the Executive and the Company entered into a Special Bonus Agreement, dated as of March 11, 2011 (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement to revise certain of the restrictive covenants set forth therein.

NOW THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1.                                      A new Section 1(r) is hereby added to the Agreement to read as follows (and the current Sections 1(r) and 1(s) are renumbered as Sections 1(s) and 1(t), respectively):

“(r)                              “Subsidiary” shall have the meaning set forth in the Company’s Second Amended and Restated Limited Liability Company Agreement, dated as of February 4, 2011, as amended and/or restated from time to time.”

2.                                      Section 3(b) is hereby amended and restated in its entirety to read as follows:

“(b)                           Non-Competition.  The Participant shall not, during his employment with the Company and for a period of one-year thereafter (the “Non-Compete Period”), directly or indirectly, whether for himself or on behalf of any other person or entity, engage in, own, manage, operate, advise, provide financing to, control or participate in the ownership, management or control of, or be connected as an officer, employee, partner, director, or otherwise with, or have any financial interest (whether as a stockholder, director, officer, partner, consultant, proprietor, agent or otherwise) in, or aid or assist anyone else in the conduct of, any business that competes, directly or indirectly, with the Company or any of its Subsidiaries in the Business or is otherwise engaged in activities competitive with the Company or any of its Subsidiaries in the Business, in any jurisdiction in the United States of America (including, without limitation, Washington D.C. and the states of New York and Pennsylvania) or any other country in the world where the Company or any of its Subsidiaries are engaged in the Business (the “Restricted Area”).  The Participant agrees that the Restricted Area is reasonable taking into consideration the nature and scope of the operations of the Company and its Subsidiaries in the Business and the Participant’s role in such operations.  It shall not be a violation of this Section 3(b) for the Participant to own less than one percent (1%) of the outstanding shares of a corporation that is engaged in the Business whose shares are listed on a national stock exchange or traded in accordance with the automated quotation system of the National Association of Securities Dealers.  Nothing herein shall prevent the Participant from engaging in any activity with, or holding any financial interest in, a non-competitive affiliate of an entity engaged in the Business, provided that no such activity or financial interest would otherwise cause the Participant to breach his obligations under Section 3 of this Agreement.”

3.                                      Except as amended hereby, the terms of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

UNION SQUARE HOSPITALITY GROUP, LLC.

By:	/s/ Jeff Flug
Name: Jeff Flug
Title: President

/s/ Randall Garutti
RANDALL GARUTTI, Chief Executive Officer

[Signature Page to Amendment to Special Bonus Agreement]